Exhibit 4.4

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF A DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

BANK OF AMERICA CORPORATION

Income Capital Obligations NotesSM initially due December 15, 2066

No. R-___	$_________________	CUSIP No. 060505179

BANK OF AMERICA CORPORATION (as successor to Merrill Lynch & Co., Inc.), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., as nominee for The Depository Trust Company, or registered assigns, the principal sum of ___________________ dollars ($_____________) on December 15, 2066 or on such later date to which the Stated Maturity of the principal hereof shall have been extended in accordance with the provisions set forth on the reverse hereof. The Company further promises to pay interest on said principal sum from December 14, 2006 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2007, at the rates specified on the reverse hereof, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for

SM	Income Capital Obligation Notes is a service mark.

payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place, and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	BANK OF AMERICA CORPORATION

By:
Name:
Title: Treasurer

The Bank of New York Mellon, as Trustee
Attest:

By:
Authorized Officer
By:
Name:
Title: Assistant Secretary

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 14, 2006, as supplemented by the First Supplemental Indenture, dated as of December 14, 2006, the Second Supplemental Indenture dated as of May 2, 2007, the Third Supplemental Indenture dated as of August 22, 2007 and the Fourth Supplemental Indenture dated as of September 30, 2013 (herein together called the “Indenture”), between the Company (as successor to Merrill Lynch & Co., Inc.) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $1,151,000,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of December 14, 2006 (the “Trust Agreement”), for MERRILL LYNCH CAPITAL TRUST I, among Bank of America Corporation (as successor to Merrill Lynch & Co., Inc.), as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

This Security shall bear interest at 6.45% per annum during the period commencing on and including December 14, 2006 to but excluding December 15, 2066 or any earlier date of redemption (such period, the “Fixed Rate Period”). During the Fixed Rate Period Interest shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing March 15, 2007. Interest payments that are deferred or that are not paid when due during the Fixed Rate Period will themselves accrue Additional Interest at the annual rate of 6.45% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If the Company shall have made a Maturity Extension Election, then this Security shall bear interest at the Three-Month LIBOR Rate plus 132.7 basis points (1.327%), reset quarterly, during the period commencing on and including December 15, 2066 to but excluding the Stated Maturity of the principal of this Security or any earlier date of redemption (such period, the “Floating Rate Period”). During the Floating Rate Period interest shall be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing March 15, 2067. Interest payments that are deferred or that are not paid when due during the Floating Rate Period shall themselves accrue Additional Interest at the prevailing annual rate then applicable to this Security on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any accrual period during the Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period.

During the Fixed Rate Period, if an Interest Payment Date or a Redemption Date falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date or the Redemption Date, as applicable. During the Floating Rate Period, if any Interest Payment Date, other than an Interest Payment Date which coincides with a Redemption Date or the Stated Maturity of this Security, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Also during the Floating Rate Period, if a Redemption Date or the Stated Maturity of the principal of this Security falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Redemption Date or the Stated Maturity of the principal of this Security.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of the Securities of this series to defer payment of interest on the Securities of this series for up to 40 consecutive quarterly interest payment periods with respect to each deferral period (each an “Optional Deferral Period”), but shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded quarterly at the rate specified in this Security) on the first Interest Payment Date following the termination of such Optional Deferral Period; provided, however, that no Optional Deferral Period shall extend beyond the Stated Maturity of the principal of the Securities of this series. Upon termination of any such Optional Deferral Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Optional Deferral Period, subject to the foregoing conditions and to the further conditions set forth in the Indenture. No interest shall be due and payable during an Optional Deferral Period except on the first Interest Payment Date thereafter. The Company may pay at any time during an Optional Deferral Period all or any portion of the interest accrued to that point during such Optional Deferral Period.

During any Optional Deferral Period or any other period in which the Company shall have failed to pay all accrued and payable interest on this Security, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including Securities of other series issued under the Indenture) that rank pari passu with or junior in interest to this Security other than pro rata payments of accrued and unpaid amounts on the Securities of this series and any other debt securities of the Company (including Securities of other series issued under the Indenture) that rank equally with the Securities of this series or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including pursuant to any guarantee by the Company of the Capital Securities of a Merrill Lynch Trust holding Securities of a different series) if such guarantee ranks pari passu with or junior in interest to the Guarantee other than pro rata payments of accrued and unpaid amounts on the Guarantee and any other guarantees of the debt securities of the Company’s subsidiaries that rank pari passu with the Guarantee (provided that the Company shall be permitted to (a) pay dividends or distributions on the capital stock of the Company in additional shares of the Company’s capital stock, (b) declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights, (c) make payments under the Guarantee with respect to the Capital Securities and the common securities of the Trust and (d) purchase Common Stock for issuance pursuant to any of the Company’s benefits plans).

On each of December 15, 2016 and on December 15, 2026 (each, an “Election Date”), the Company may, at its sole option, elect to extend the Stated Maturity of the principal of the Securities of this series. Each such election shall extend the Stated Maturity of the principal of the Securities of this series by an additional ten years. The Company shall provide irrevocable notice of any such election not less than 30 calendar days, nor more than 60 calendar days, prior to the applicable Election Date; provided, however that the Company shall only be permitted to make such an election if the conditions set forth in the Indenture are satisfied at the time the irrevocable notice of such election is provided.

This Security is redeemable at the option of the Company, subject to the Company having received prior approval from any applicable regulatory body or governmental authority if then required under the applicable capital guidelines or policies of such regulatory body or governmental authority, at a Redemption Price equal to: (x) 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest (1) in whole or in part, on one or more occasions at any time on or after December 15, 2011, (2) in whole at any time if a Tax Event or an Investment Company Event (each as defined in the Indenture) has occurred and is continuing, or (3) in whole or in part on one or more occasions at any time a Regulatory Event (as defined in the Indenture) has occurred and is continuing; and (y) if other than in connection with a redemption pursuant to sub-clauses (2) and (3) of the immediately preceding clause (x), 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest plus any applicable Make Whole Premium in whole or in part on one or more occasions at any time prior to December 15, 2011. The Company shall be permitted to redeem this Security in connection with the occurrence of a Special Event only if the Company shall be unable to cure the Special

Event by some reasonable action. In such event, the Company may redeem this Security within 90 days following the occurrence of such Special Event.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders) unless such Event of Default is an Event of Default which shall automatically cause all the Securities of this series to become due and payable in which case all of the Securities of this series shall automatically become so due and payable. If the Holder of the Securities of this series shall be the Property Trustee of the Trust and upon the occurrence and continuation of an Event of Default the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall fail to declare the principal of all the Securities of this series to be immediately due and payable, then the holders of at least 25% of the aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable. The payment of principal and interest (including Additional Interest) on the Securities of this series in accordance with the foregoing shall remain subordinated to the extent provided in Article XIII of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE, THIS SECURITY AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE HOLDERS, THE COMPANY, AND THE TRUSTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

THIS SECURITY IS NOT A DEPOSIT OR OTHER OBLIGATION OF A BANK. THIS SECURITY IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

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